EXHIBIT 99.1

12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701
NEWS RELEASE

For More Information:	Investor Contacts:

Media Contact:	John Austin Jeff Fender
Cheryl Moore	SVP and CFO VP and Treasurer
Director, Corporate Communications	(804) 484-7753 (804) 484-6231
(804) 484-6273
PERFORMANCE FOOD GROUP REPORTS FIRST QUARTER SALES INCREASE OF 9%
•	Net earnings were $4.3 million and EPS was $0.12 per share diluted.

•	Adjusted net earnings increased 30% versus prior year quarter’s net earnings to $9.0 million, excluding facility closing and merger-related costs in 2008.

•	Adjusted EPS increased 25% versus prior year quarter’s EPS to $0.25 per share diluted, excluding facility closing and merger-related costs in 2008.
RICHMOND, VA. (May 5, 2008) — Performance Food Group (Nasdaq/NGS:PFGC) announced results today for the first quarter ended March 29, 2008.
“The Company’s adjusted net earnings growth showed solid improvement this quarter,” commented Steve Spinner, president and chief executive officer of Performance Food Group. “Despite the current economic challenges, our progress in this first quarter underscores PFG’s continued execution of our core strategies.”
First Quarter Financial Highlights:
•	Consolidated net sales in the first quarter were approximately $1.7 billion, an increase of approximately 9%, compared to the prior year quarter. Inflation was approximately 6% for the quarter.

•	Adjusted net earnings in the first quarter amounted to approximately $9.0 million, which was an increase of 30% compared to net earnings of $6.9 million for the same quarter in the previous year. Adjusted net earnings exclude the after-tax impact of one-time costs of $2 million associated with closing our Magee, Mississippi broadline location and $2.6 million of costs related to the pending merger with an affiliate of The Blackstone Group and Wellspring Capital Management LLC. Including these items, net earnings were approximately $4.3 million for the current year quarter.

•	Adjusted net earnings per share in the first quarter, excluding the impact of the one-time costs discussed above, increased approximately 25% to $0.25 per share diluted, compared to net earnings per share of $0.20 per share diluted for the same
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Performance Food Group Reports First Quarter Earnings

May 5, 2008
quarter in 2007. Net earnings per share diluted were $0.12 for the current year quarter including the impact of the facility closing and merger-related costs.
“In our customized segment, net sales increased approximately 14% in the first quarter as compared to the same period in the prior year,” added Mr. Spinner. “This reflects the impact of the previously announced O’Charley’s business that was added in late 2007 and the Joe’s Crab Shack business added during the first quarter of 2008. Inflation in our customized segment was approximately 5% for the quarter.”
“Overall net sales in broadline increased 6% in the first quarter compared to the same prior year period, reflecting continued inflation, offset by the planned exit of certain business associated with the closing of our Magee facility. Our sales force is concentrated on improving our mix of higher margin street sales, and our operations team remains dedicated to improving productivity in our broadline warehouses. Inflation in the broadline segment was approximately 7% for the quarter.”
Mr. Spinner concluded, “Performance Food Group delivered solid results in the first quarter of 2008, despite slower industry growth and higher fuel and food costs. We continue to focus on leveraging our scale and growing street sales. Our balance sheet remained very strong and free cash flow for the quarter was approximately $8.1 million. Based on the current economic environment and business trends and excluding merger-related costs and costs associated with the closing of our Magee, Mississippi broadline location, we continue to expect full year 2008 earnings per share diluted to be within the range we have previously disclosed.”
Performance Food Group announced on April 14, 2008 that a record date and special meeting date have been established for the Company’s shareholders to consider and vote on the proposal to approve the previously announced agreement and plan of merger.
Performance Food Group shareholders of record at the close of business on April 3, 2008 will be entitled to notice of the special meeting and to vote on the proposal. The special meeting is scheduled to be held Wednesday, May 14, 2008 at 9 a.m. (EDT) at Performance Food Group’s corporate offices located at 12500 West Creek Parkway, Richmond, Virginia.
Consummation of the merger is subject to receipt of approval from Performance Food Group’s shareholders, as well as satisfaction of other customary closing conditions, and the merger is expected to be completed by the end of the second quarter of 2008.
Performance Food Group markets and distributes more than 68,000 national and private label food and food-related products to over 41,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.
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Performance Food Group Reports First Quarter Earnings

May 5, 2008
IMPORTANT ADDITIONAL INFORMATION ABOUT THE TRANSACTION
In connection with the proposed merger, Performance Food Group Company has filed a definitive proxy statement with the United States Securities and Exchange Commission, or SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Performance Food Group Company at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Performance Food Group Company by directing such request to Performance Food Group Company, 12500 West Creek Parkway, Richmond, VA 23238 Attention: Investor Relations. Investors and security holders are urged to read the proxy statement and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.
Performance Food Group Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Performance Food Group Company’s participants in the solicitation, which may be different than those of Performance Food Group Company’s shareholders generally, is set forth in Performance Food Group Company’s proxy statements and Annual Reports on Form 10-K, as amended, previously filed with the SEC, and in the definitive proxy statement relating to the merger.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management’s estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, Performance Food Group Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; increased fuel costs; Performance Food Group Company’s ability to close its Magee, Mississippi distribution facility within its cost estimates and the potential that customers of that facility may not remain customers of Performance Food Group Company; Performance Food Group Company’s sensitivity to inflationary pressures; Performance Food Group Company’s ability to achieve projected operational efficiencies and increase sales, particularly higher margin street sales; the risk to Performance Food Group Company from severe weather disturbances that are beyond Performance Food Group Company’s control; Performance Food Group Company’s ability to add new customers, particularly in its customized segment; the relatively low margins and economic sensitivity of the foodservice business; Performance Food Group Company’s reliance on major customers; the ability to identify and successfully complete acquisitions of other foodservice distributors; management’s allocation of capital and the timing of capital expenditures; Performance Food Group Company’s ability to successfully develop, produce and market new products, management of Performance Food Group Company’s planned growth and continued development of technological investments; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination that under circumstances could require Performance Food Group Company to pay a $40.0 million termination fee to VISTAR Corporation; the outcome of any legal proceedings that have been or may be instituted against Performance Food Group Company and others relating to the merger agreement; the failure of the merger to close for any reason, including the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger or the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger, and the risk that any failure of the merger to close may adversely affect our business and the price of Performance Food Group Company’s common stock; risks that the proposed transaction diverts management’s attention and disrupts current plans and operations, and potential difficulties in employee retention as a result of the merger; the effect of the announcement of the merger and actions taken in anticipation of the merger on Performance Food Group Company’s business relationships, operating results and business generally; and the amount of the costs, fees, expenses and charges related to the merger all as detailed from time to time in the reports filed by Performance Food Group Company with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Performance Food Group Company’s ability to control or predict. Performance Food Group Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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Performance Food Group Reports First Quarter Earnings

May 5, 2008
Performance Food Group Company
Condensed Consolidated Income Statements (Unaudited)
March 29, 2008
(In thousands, except net earnings per common share)

		Three Months Ended
	March 29, 2008		March 31, 2007

Net sales	$1,671,895	100.0%	$1,529,744	100.0%
Cost of goods sold	1,461,746	87.4%	1,334,338	87.2%

Gross profit	210,149	12.6%	195,406	12.8%
Operating expenses	193,926	11.6%	182,560	12.0%
Merger-related costs	4,369	0.3%	—
Facility closing costs	3,348	0.2%	—

Operating profit	8,506	0.5%	12,846	0.8%

Other income (expense):
Interest income	591		843
Interest expense	(592)		(575)
Loss on sale of receivables	(1,424)		(1,826)
Other, net	12		20

Other expense, net	(1,413)	-0.1%	(1,538)	-0.1%

Earnings before income taxes	7,093	0.4%	11,308	0.7%
Income taxes	2,801	0.1%	4,435	0.3%

Earnings from continuing operations, net of tax	4,292	0.3%	6,873	0.4%

(Loss) gain on sale of fresh-cut segment, net of tax	(197)		52

Net earnings	$4,095		$6,925

Weighted average common shares outstanding:
Basic	34,937		34,534
Diluted	35,434		34,907

Earnings per common share:
Basic	$0.12		$0.20
Diluted	$0.12		$0.20

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Performance Food Group Reports First Quarter Earnings

May 5, 2008
Performance Food Group Company
Condensed Consolidated Balance Sheets (Unaudited)
March 29, 2008
(In thousands)

	March 29, 2008	Dec. 29, 2007

Assets
Cash and cash equivalents	$95,087	$87,711
Accounts and notes receivable, net, including retained interest in securitized receivables	253,100	256,306
Inventories	348,817	329,686
Other current assets	11,728	11,182
Deferred income taxes	23,105	22,463

Total current assets	731,837	707,348

Property, plant and equipment, net	318,387	318,264
Goodwill, net	356,509	356,509
Other intangible assets, net	42,877	44,238
Other assets	16,626	19,292
Assets held for sale	8,943	6,389

Total assets	$1,475,179	$1,452,040

Liabilities and Shareholders’ Equity
Checks in excess of deposits	$99,357	$96,633
Trade accounts payable	296,172	275,580
Current installments of long-term debt	—	64
Other current liabilities	139,452	147,063

Total current liabilities	534,981	519,340

Long-term debt, excluding current installments	9,030	9,529
Income taxes	4,057	3,530
Deferred income taxes	59,017	58,947
Shareholders’ equity	868,094	860,694

Total liabilities and shareholders’ equity	$1,475,179	$1,452,040

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Performance Food Group Reports First Quarter Earnings

May 5, 2008
Performance Food Group Company
2008 Compared to 2007
1st Quarter
Segment Disclosure

			Corporate &	Total Continuing
2008	Broadline	Customized	Intersegment	Operations

First Quarter
Net external sales	$971,845	$700,050	$—	$1,671,895
Intersegment sales	181	56	(237)	—
Total sales	972,026	700,106	(237)	1,671,895
Operating profit	11,230	9,729	(12,453)	8,506
Operating profit margin	1.16%	1.39%	—	0.51%
Interest expense (income)	3,168	924	(4,091)	1
Loss (gain) on sale of receivables	2,495	1,027	(2,098)	1,424
Depreciation	5,429	1,904	59	7,392
Amortization	1,267	—	—	1,267
Capital expenditures	6,727	1,099	2,282	10,108

			Corporate &	Total Continuing
2007	Broadline	Customized	Intersegment	Operations

First Quarter
Net external sales	$915,651	$614,093	$—	$1,529,744
Intersegment sales	311	50	(361)	—
Total sales	915,962	614,143	(361)	1,529,744
Operating profit	11,539	8,378	(7,071)	12,846
Operating profit margin	1.26%	1.36%	—	0.84%
Interest expense (income)	899	1,275	(2,442)	(268)
Loss (gain) on sale of receivables	2,890	931	(1,995)	1,826
Depreciation	4,981	1,622	68	6,671
Amortization	814	—	—	814
Capital expenditures	4,171	2,778	27	6,976
Total assets by reportable segment and a reconciliation to the condensed consolidated balance sheets were as follows:

	Mar. 29, 2008	Dec. 29, 2007

Broadline	$951,643	$943,460
Customized	287,818	289,450
Corporate & Intersegment	235,718	219,130

Total Assets	$1,475,179	$1,452,040

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Performance Food Group Reports First Quarter Earnings

May 5, 2008
Performance Food Group Company
Non-GAAP Reconciliations
Free Cash Flow

Quarterly	Q1 2008
Net income from continuing operations	$4,292
Add back:
Stock compensation expense	1,819
Amortization expense	1,267
Amortization of deferred issue costs	94
Depreciation expense	7,392
Non-cash portion of:
Facility closure costs	1,855
Merger-related costs	1,500
Subtract:
Capital expenditures	(10,108)

Free Cash Flow	$8,111

Impact of Facility Closing and Merger-Related Charges on Q1 2008 Diluted EPS

	Net Earnings	Shares	EPS
Amounts Reported for diluted EPS	$4,292	35,434	$0.12
Add back:
Facility closing costs, net of tax (1)	2,026
Merger-related costs, net of tax (1)	2,644

Adjusted diluted EPS excluding impact of one-time charges	$8,962	35,434	$0.25

(1)	Amount calculated using effective tax rate of 39.5%
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